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                                                  ------------------------------
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                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------








                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1

                             COR Therapeutics, Inc.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                         Common Stock, $0.0001 per share
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    217753102
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 30, 2002
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 44 Pages
--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,013,940 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,013,940 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,013,940 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.8 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================


                               Page 2 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,085,362 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,085,362 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,085,362 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.9 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     140,978 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    140,978 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             140,978 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     148,826 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    148,826 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             148,826 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     28,759 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    28,759 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,759 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 6 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,222,441 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    2,222,441 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,222,441 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.9 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 7 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,417,865 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    2,417,865 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,417,865 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 8 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 9 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 10 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 11 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 12 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 13 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 14 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 16 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 17 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 18 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 19 of 34 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 4,640,306 Shares, which is
                    8.0 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     4,640,306 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,640,306 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,640,306 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                              Page 20 of 34 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on January 24, 2002 (collectively, with all amendments thereto, the "Schedule 13D").

Preliminary  Note:  The  Reporting  Persons (as  defined  below) are filing this
Schedule 13D with respect to the Common Stock (the "Shares") of COR Therapeutics, Inc. (the "Company"). Certain of the Reporting Persons own, in aggregate, 2,700,100 Shares. In addition, certain of the Reporting Persons own, in aggregate, (i) 54,837,000 principal amount of 5.0% Convertible Subordinated Notes (the "Subordinated Convertible Notes") issued by the Company, each $1,000 of principal amount of the Subordinated Convertible Notes immediately convertible to 29.6056 Shares and (ii) 12,700,000 principal amount of 4.5% Convertible Senior Notes (the "Senior Convertible Notes" and together the with the Subordinated Convertible Notes, the "Convertible Notes") issued by the Company, each $1,000 of principal amount of Senior Convertible Notes immediately convertible to 24.9389 Shares. If all of such Convertible Notes were converted, the Reporting Persons would own, in aggregate, an additional 1,940,206 Shares. The Reporting Persons are filing this Schedule 13D to report the number of Shares they own directly as well as the number of Shares they are deemed to own beneficially through ownership of the Convertible Notes. All numbers and percentages contained in this Schedule 13D represent Shares and not Convertible Notes.


Item 3.  Source And Amount Of Funds And Other Consideration.
         --------------------------------------------------

     Item 3 of the Schedule 13D is amended and supplemented by the following:


                               Page 21 of 34 Pages

     The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior

Schedule 13D is set forth below:

Entity             Shares Acquired         Approximate Net Investment Cost
------             ---------------         -------------------------------
FCP                    65,800                         $1,243,298.94
FCIP                   74,000                         $1,398,781.79
FCIP II                 9,500                         $  179,397.28
FCIP III                9,500                         $  179,397.28
Tinicum                 1,600                         $   30,103.42
Managed
  Accounts            154,700                         $2,924,961.53

     The net investment cost (including commissions) for the Senior Convertible Notes held directly by each of the Partnerships and Managed Accounts is set forth below:

Entity                Senior Convertible
-----                  Notes Acquired        Approximate Net Investment Cost
                      --------------         -------------------------------
FCP                    2,670,000.00            $  2,643,300.00
FCIP                   2,985,000.00            $  2,955,150.00
FCIP II                  380,000.00            $    376,200.00
FCIP III                 380,000.00            $    376,200.00
Tinicum                   65,000.00            $     64,350.00
Managed
  Accounts             6,220,000.00            $  6,157,800.00

     The net investment cost (including commissions) for the Subordinated Convertible Notes acquired directly by each of the Partnerships and Managed Accounts since the filing of the Prior Schedule 13D is set forth below:

Entity             Subordinated Convertible
------                Notes Acquired           Approximate Net Investment Cost
                      -------------            -------------------------------
FCP                   3,010,000.00                     $ 2,991,148.80
FCIP                  3,350,000.00                     $ 3,329,019.00
FCIP II                 430,000.00                     $   427,306.90
FCIP III                430,000.00                     $   427,306.90
Tinicum                  70,000.00                     $    69,561.60
Managed
  Accounts            6,960,000.00                     $ 6,916,409.30


                               Page 22 of 34 Pages

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares and/or Convertible Notes.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships
         ----------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated by increasing (i) the 55,746,079 Shares outstanding as of January 2, 2002 as reported by Millennium Pharmaceuticals, Inc. in its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 7, 2002 by (ii) the number of Shares into which each Reporting Person's Subordinated Convertible Notes convert and (iii) the number of Shares into which each Reporting Person's Senior Convertible Notes convert.

               (c) The trade dates, number of Shares, Subordinated Convertible Notes and Senior Convertible Notes purchased or sold and the price per security (including commissions) for all such purchases and sales by the Partnerships since the filing of the prior Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

               (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and/or the


                               Page 23 of 34 Pages

                    Convertible Notes. The Individual Reporting Persons are managing members of the General Partner.

               (e)  Not applicable.

     (b) The Management Company
         ----------------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for the Management Company is incorporated herein by reference.

               (c) The trade dates, number of Share, Subordinated Convertible Notes and Senior Convertible Notes purchased or sold and the price per security (including commissions) for all such purchases and sales by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions

               (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares and/or the Convertible Notes held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

               (e)  Not applicable.

     (c) The General Partner
         -------------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for the General Partner is incorporated herein by reference.

               (c)  None.

               (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Shares, and/or the Convertible Notes. The Individual Reporting Persons are managing members of the General Partner.

               (e)  Not applicable.

     (d) The Individual Reporting Persons
         --------------------------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

               (c)  None.



                               Page 24 of 34 Pages

               (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Shares and/or the Convertible Notes. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares and/or the Convertible Notes held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

               (e)  Not applicable.


     The Shares reported hereby for the Partnerships are beneficially owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts (through such entities' ownership of Shares and Convertible Notes). The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.




                               Page 25 of 34 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2002

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                    By Joseph F. Downes,
                    Managing Member

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                    William F. Duhamel, Andrew B. Fremder, Monica R. Landry Richard B. Fried, William F. Mellin,
                    Stephen L. Millham, Meridee A. Moore,
                    Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13D on her behalf, which was filed with the


                               Page 26 of 34 Pages

Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.



                               Page 27 of 34 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
     TRADE DATE                      OR SOLD (S)                   PER SHARE ($)
    ------------                   ---------------                 -------------

       01-24-02                 18,000 (P)                              20.91

       02-01-02                 13,000 (P)                              19.43

       02-04-02                  6,700 (P)                              18.37

       02-05-02                  4,000 (P)                              18.20

       02-06-02                 21,000 (P)                              17.38

       02-06-02                  3,100 (P)                              17.31


                            PRINCIPAL AMOUNT
                             OF SUBORDINATED
                               CONVERTIBLE                          PRICE PER
                           NOTES PURCHASED (P)                   PRINCIPAL FACE
  TRADE DATE                   OR SOLD (S)                       VALUE OF NOTE
 ------------                ---------------                     --------------


 01-29-02                 1,935,000.00 (P)                           99.373 %

 02-01-02                 1,075,000.00 (P)                           99.375 %




                           PRINCIPAL AMOUNT
                             OF SENIOR
                            CONVERTIBLE                          PRICE PER
                       NOTES PURCHASED (P)                     PRINCIPAL FACE
 TRADE DATE                 OR SOLD (S)                         VALUE OF NOTE
------------              ------------------                    -----------


01-29-02                   1,620,000.00  (P)                         99.0%

01-30-02                   1,050,000.00  (P)                         99.0%




                               Page 28 of 34 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------


                               NO. OF SHARES
                               PURCHASED (P)                      PRICE
 TRADE DATE                     OR SOLD (S)                   PER SHARE ($)
------------                  ---------------                ---------------


 01-24-02                   20,600 (P)                            20.91

 02-01-02                   14,200 (P)                            19.43

 02-04-02                    7,600 (P)                            18.37

 02-05-02                    4,600 (P)                            18.20

 02-06-02                   23,500 (P)                            17.38

 02-06-02                    3,500 (P)                            17.31



                           PRINCIPAL AMOUNT
                            OF SUBORDINATED
                              CONVERTIBLE                  PRICE PER
                          NOTES PURCHASED (P)           PRINCIPAL FACE
  TRADE DATE                  OR SOLD (S)               VALUE OF NOTE
 ------------               ---------------             --------------


 01-29-02                  2,175,000.00  (P)               99.373 %

 02-01-02                  1,175,000.00  (P)               99.375 %




                       PRINCIPAL AMOUNT
                           OF SENIOR
                          CONVERTIBLE                       PRICE PER
                     NOTES PURCHASED (P)                 PRINCIPAL FACE
 TRADE DATE               OR SOLD (S)                     VALUE OF NOTE
------------            ---------------                   --------------


01-29-02                   1,810,000.00 (P)                     99.0%

01-30-02                   1,175,000.00 (P)                     99.0%


                              Page 29 of 30 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------


                              NO. OF SHARES
                              PURCHASED (P)                      PRICE
 TRADE DATE                    OR SOLD (S)                   PER SHARE ($)
------------                 ---------------                ---------------


01-24-02                       2,600 (P)                             20.91

02-01-02                       1,800 (P)                             19.43

02-04-02                       1,000 (P)                             18.37

02-05-02                         600 (P)                             18.20

02-06-02                       3,000 (P)                             17.38

02-06-02                         500 (P)                             17.31


                     PRINCIPAL AMOUNT
                      OF SUBORDINATED
                        CONVERTIBLE                         PRICE PER
                    NOTES PURCHASED (P)                  PRINCIPAL FACE
 TRADE DATE             OR SOLD (S)                       VALUE OF NOTE
------------          ---------------                     --------------


 01-29-02               280,000.00  (P)                         99.373 %

 02-01-02               150,000.00  (P)                         99.375 %




                  PRINCIPAL AMOUNT
                     OF SENIOR
                    CONVERTIBLE                                 PRICE PER
                 NOTES PURCHASED (P)                        PRINCIPAL FACE
 TRADE DATE         OR SOLD (S)                              VALUE OF NOTE
------------      ----------------                           -------------


01-29-02             230,000.00  (P)                               99.0%

01-30-02             150,000.00  (P)                               99.0%




                               Page 30 of 34 Pages

                                   SCHEDULE D

                    FARALLON INSTITUTIONAL PARTNERS III, L.P.
                     ---------------------------------------


                       NO. OF SHARES
                       PURCHASED (P)                           PRICE
 TRADE DATE             OR SOLD (S)                        PER SHARE ($)
------------          ---------------                     ---------------


01-24-02                    2,600 (P)                           20.91

02-01-02                    1,800 (P)                           19.43

02-04-02                    1,000 (P)                           18.37

02-05-02                      600 (P)                           18.20

02-06-02                    3,000 (P)                           17.38

02-06-02                      500 (P)                           17.31


                    PRINCIPAL AMOUNT
                     OF SUBORDINATED
                       CONVERTIBLE                                 PRICE PER
                   NOTES PURCHASED (P)                          PRINCIPAL FACE
 TRADE DATE            OR SOLD (S)                              VALUE OF NOTE
------------         ---------------                            --------------


 01-29-02               280,000.00  (P)                         99.373 %

 02-01-02               150,000.00  (P)                         99.375 %




                          PRINCIPAL AMOUNT
                              OF SENIOR
                             CONVERTIBLE                        PRICE PER
                        NOTES PURCHASED (P)                  PRINCIPAL FACE
 TRADE DATE                  OR SOLD (S)                     VALUE OF NOTE
------------               ---------------                   --------------


01-29-02                      230,000.00  (P)                      99.0%

01-30-02                      150,000.00  (P)                      99.0%




                               Page 31 of 34 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.
                             ----------------------


                                NO. OF SHARES
                                PURCHASED (P)                      PRICE
       TRADE DATE                OR SOLD (S)                   PER SHARE ($)
      ------------             ---------------                ---------------


       01-24-02                  400 (P)                            20.91

       02-01-02                  300 (P)                            19.43

       02-04-02                  200 (P)                            18.37

       02-05-02                  100 (P)                            18.20

       02-06-02                  500 (P)                            17.38

       02-06-02                  100 (P)                            17.31


                     PRINCIPAL AMOUNT
                      OF SUBORDINATED
                        CONVERTIBLE                                 PRICE PER
                    NOTES PURCHASED (P)                          PRINCIPAL FACE
 TRADE DATE             OR SOLD (S)                              VALUE OF NOTE
------------          ---------------                            --------------


 01-29-02                 45,000.00  (P)                         99.373 %

 02-01-02                 25,000.00  (P)                         99.375 %




                      PRINCIPAL AMOUNT
                          OF SENIOR
                         CONVERTIBLE                             PRICE PER
                       NOTES PURCHASED (P)                    PRINCIPAL FACE
 TRADE DATE              OR SOLD (S)                           VALUE OF NOTE
------------           ----------------                        -------------


01-29-02                   40,000.00  (P)                           99.0%

01-30-02                   25,000.00  (P)                           99.0%




                               Page 32 of 34 Pages

                                   SCHEDULE F


                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------


                          NO. OF SHARES
                          PURCHASED (P)                            PRICE
       TRADE DATE          OR SOLD (S)                         PER SHARE ($)
       -----------       ---------------                      ---------------


       01-24-02              40,900 (P)                              20.91

       02-01-02              27,500 (P)                              19.43

       02-04-02              15,000 (P)                              18.37

       02-05-02               8,900 (P)                              18.20

       02-06-02              46,000 (P)                              17.38

       02-06-02               6,900 (P)                              17.31



       01-24-02               2,600 (P)                             20.91

       02-01-02               1,800 (P)                             19.43

       02-04-02               1,000 (P)                             18.37

       02-05-02                 600 (P)                             18.20

       02-06-02               3,000 (P)                             17.38

       02-06-02                 500 (P)                             17.31



                       PRINCIPAL AMOUNT
                        OF SUBORDINATED
                          CONVERTIBLE                           PRICE PER
                      NOTES PURCHASED (P)                    PRINCIPAL FACE
 TRADE DATE               OR SOLD (S)                        VALUE OF NOTE
------------            ---------------                      --------------


 01-29-02              4,255,000.00 (P)                         99.373 %

 02-01-02              2,275,000.00 (P)                         99.375 %


                               Page 33 of 34 Pages

 01-29-02             280,000.00 (P)                          99.373 %

 02-01-02             150,000.00 (P)                          99.375 %




                   PRINCIPAL AMOUNT
                       OF SENIOR
                      CONVERTIBLE                                 PRICE PER
                    NOTES PURCHASED (P)                         PRINCIPAL FACE
 TRADE DATE           OR SOLD (S)                                VALUE OF NOTE
------------        ---------------                             --------------


01-29-02           3,540,000.00  (P)                                   99.0%

01-30-02           2,300,000.00  (P)                                   99.0%



01-29-02             230,000.00  (P)                                   99.0%

01-30-02             150,000.00  (P)                                   99.0%








                               Page 34 of 34 Pages